Exhibit 99.1
TCF FINANCIAL CORPORATION
EXECUTIVE OFFICER SEVERANCE POLICY
Effective October 19, 2015
Policy
It is the policy of the Board of Directors (the “Board”) of TCF Financial Corporation (“TCF”) that TCF shall not enter into a Future Severance Agreement with an Executive Officer that provides for Benefits in an amount that exceeds 2.99 times the sum of the Executive Officer's then current base salary and target bonus, unless such Future Severance Agreement receives stockholder approval.
Definitions
For the purposes of this Policy, the following terms shall have the following meanings:
Benefits shall include both lump-sum and the estimated present value of post-termination benefits in the form of: (i) cash amounts payable by TCF in the event of termination of the executive officer's employment, including the payment of “gross-up” tax liability; and (ii) benefits or perquisites provided for periods after termination of employment (but excluding benefits or perquisites provided to employees generally).
Notwithstanding the foregoing, the term "Benefits" does not include:

(i)
payments of salary, bonus or other incentive compensation, vacation pay, benefits or other amounts that are earned or accrued at the time of termination or that are otherwise attributable to the period preceding the date of termination;

(ii)	payments based on accrued qualified and non-qualified deferred compensation plans, including retirement and savings plan benefits;

(iii)	any benefits or perquisites provided under plans or programs applicable to employees generally;

(iv)	the value of accelerated vesting or payment of any outstanding equity-based award; and

(v)	any payment that the Board or any committee thereof determines in good faith to be a reasonable settlement of any claim made against TCF.
Employment Agreement shall be an agreement between TCF (or one of its subsidiaries) and an executive officer pursuant to which the executive officer renders services to TCF (or one of its subsidiaries) as an employee.
Executive Officer shall include any person who is or becomes at the time of execution of a Future Severance Agreement an officer of TCF or a subsidiary who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.
Future Severance Agreement shall mean an Employment Agreement, Severance Agreement, or similar agreement providing for the payment of Benefits entered into after the effective date of this Policy, and includes any renewal, material modification or extension to an Employment Agreement or Severance Agreement in effect as of the date of this Policy, to the extent such renewals, material modifications or extensions require written agreement by the Executive Officer.
Severance Agreement shall mean an agreement between TCF (or one of its subsidiaries) and an Executive Officer related to such Executive Officer's termination of employment with TCF and its subsidiaries.
Administration
The Board delegates to the Compensation, Nominating, and Corporate Governance Committee (the “Compensation Committee”) full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time.

Amendment
Consistent with TCF’s compensation philosophy and practice, the Board retains the right to amend or modify this Policy at any time in its sole discretion that such action would be in the best interest of TCF and its stockholders; provided, however, that any such action shall be promptly disclosed.
General
If the Compensation Committee determines that it would be in the best interest of TCF’s stockholders to enter into a Future Severance Agreement with an Executive Officer pursuant to which the present value of the proposed Benefits would exceed 2.99 times the Executive Officer's then current base salary and target bonus, the Board may seek stockholder approval of such Future Severance Agreement after the material terms have been agreed upon, but the payment of any Benefits in excess of the foregoing limits will be contingent upon such stockholder approval.

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